Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #14-17

CARBO ANNOUNCES THIRD QUARTER 2014 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $155.4 million compared to $201.5 million in the third quarter of the prior year

•	Adjusted net income of $19.0 million, or $0.83 per share, excluding certain asset write downs; reported net income of $13.7 million, or $0.60 per share

HOUSTON, TX (October 30, 2014) – CARBO Ceramics Inc. (NYSE: CRR) today reported adjusted net income of $19.0 million, or $0.83 per share, excluding certain asset write downs of $5.2 million, net of tax, or $0.23 per share, on revenues of $155.4 million for the quarter ended September 30, 2014. Reported net income for the third quarter of 2014 was $13.7 million, or $0.60 per diluted share.

President and CEO Gary Kolstad commented, “The third quarter marked a period where a combination of events impacted the ceramic proppant market. A growing number of E&P operators are experimenting with the use of raw frac sand. In addition, some of our clients’ pad well completions were delayed. These events, along with an oversupplied ceramic proppant market, drove both domestic and international competitors to lower prices.

“Despite current market conditions, we will not lose sight of the opportunities ahead of us. Today, it is estimated that over 90 percent of the oil in a shale reservoir is left in the ground, providing significant potential to improve the estimated ultimate recovery (EUR) of these wells. Two key factors to optimize the production and EURs of the wells that are drilled in low-permeability reservoirs include: contact area and conductivity. It is important to have both, as the former focuses on near-term production while the latter creates greater long-term production results. The result of E&P operators experimenting with the use of more sand primarily addresses contact area, or the near-term production. Our STRATAGEN® consulting business is currently partnering with operators and helping them to understand the economic benefits of developing solutions to optimize contact area and conductivity.

“We have conducted studies to show the production, EUR, and economic benefits of optimizing both the contact area and conductivity in the reservoir. Results from these studies show that some of these wells, utilizing only low-conductivity sand, are underperforming offset wells within six months from completion. We believe the pendulum has swung too far in the direction of using large volumes of sand in wells that need more conductivity and durability than sand can provide. While the use of more sand may initially lower well costs, we expect it results in lost production, lower EURs, and potential costly re-fracs in the future.

“We are seeing some positive trends, with several new clients utilizing ceramic proppant. In one case, a large operator went back to ceramic proppant after experimenting with sand. In addition, STRATAGEN is receiving more requests from E&P operators to design cost-neutral frac designs, in which the frac cost using high conductivity ceramic proppant is designed to be similar to the frac cost using high volumes of sand. The higher volume of sand needed, combined with higher associated completion and logistical costs, offset the cost of ceramic proppant. The benefit of a high conductivity ceramic proppant frac is that the durable ceramic proppant will provide higher production over the long term. We have seen E&P operator interest shown in several basins to this approach and have ongoing execution of these designs.

CARBO Ceramics Third Quarter 2014 Earnings Release

October 30, 2014

“The fundamental technical reasons wells need fracture conductivity have not changed. As such, we are committed to moving forward with the technologies we have, and those in development, to increase EUR of wells. Work continued during the quarter to retrofit a plant to enable production of KRYPTOSPHERE® products and increase production of SCALEGUARD®, an innovative, patent-protected, method to treat scaling issues,” Mr. Kolstad said.

Third Quarter Results

Revenues for the third quarter of 2014 decreased 23 percent, or $46.1 million, compared to the third quarter of 2013. The decrease is mainly attributable to a decrease in ceramic proppant sales volumes, as specified in the table below.

Operating profit for the third quarter of 2014 decreased 57 percent, or $25.2 million, compared to the third quarter of 2013. The decrease is primarily the result of lower ceramic proppant sales volumes. The Company recorded a $5.0 million impairment to adjust the carrying value to estimated net realizable value of certain long-lived assets. The Company also recorded a $2.8 million adjustment in cost of sales to reduce the value of certain inventory in China down to lower market prices.

Net income for the third quarter of 2014 decreased 54 percent, or $16.4 million, compared to the third quarter of 2013.

Proppant Sales Volumes (in million lbs)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013
Ceramic	382	534
Resin Coated Sand (RCS)	36	59
Northern White Sand	289	16

Total	707	609

Technology and Business Highlights

•	A large Bakken E&P operator completed several wells in its development program using ceramic proppant and 20 frac stages. The operator subsequently experimented by switching to sand. While the well cost declined by nearly 10 percent, 6-month cumulative production dropped by over 20 percent, thereby reducing the NPV and projected EUR. Consequently, the operator increased the number of stages to 30. Although production increased, it did not return to the original program level that employed ceramic proppant in 20 stages. The operator has since gone back to using CARBOECONOPROP®, a low-density ceramic proppant, and is completing the wells with 30 stages. The use of higher-conductivity ceramic proppant is delivering average six-month cumulative production over 50 percent higher than the original set of wells, with significantly higher NPV and reduced payback time.

•	An Eagle Ford operator substituted sand for ceramic in order to reduce their costs and redirected those savings to longer laterals and more stages. After several wells, the operator’s average 30-day cumulative oil production from this modified drilling and completion program increased by only 7 percent, much lower than anticipated. The operator then made a design change to increase conductivity with CARBOECONOPROP, a low-density ceramic proppant. This optimization of contact area and conductivity has achieved 30-day cumulative oil production increases of 76 percent.

CARBO Ceramics Third Quarter 2014 Earnings Release

October 30, 2014

•	During the quarter, SCALEGUARD was successfully pumped in several wells in Texas. The placement design was optimized to ensure maximum protection throughout the fracture, wellbore and surface production system. The wells continue to be monitored for residual inhibitor levels, and the results are proving to be much better than anticipated. SCALEGUARD scale-inhibiting technology, which is released into the fracture only on contact with water, is outperforming expectations and is expected to provide coverage times beyond original targets.

•	Since May of this year, Relative Permeability Modifier (RPM) technology from CARBO has been used on several vertical and horizontal wells by an E&P operator in the Permian. By reducing the amount of water being trapped in the proppant pack, RPM technology increases the effective frac length, drainage area and conductivity of fractures, thereby improving the hydrocarbon permeability. The horizontal well which received this proppant-delivered flow enhancement technology is currently one of the best wells in this E&P operator’s acreage, and is now being used on a regular basis. These results have led to additional E&P interest in the basin (as well as other liquids-rich basins) and plans are being made for more deployment.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “Experimentation with the use of more sand, higher ceramic proppant imports, and increased domestic ceramic proppant capacity all pose challenges for the ceramic proppant market in the near term. However, the physics and chemistry of today’s reservoirs have not changed, and continued education needs to occur in the industry on the benefits of using a high-quality, high-conductivity ceramic to drive increased production and EUR. Ultimately, we believe a balance needs to be struck between contact area (by using large amounts of proppant) and conductivity (by using a high-quality, high-conductivity ceramic proppant) to achieve an optimized completion.

“Ceramic proppant volumes for the fourth quarter have the potential to be higher than the third quarter of 2014, subject to seasonality. The fourth quarter is a historically seasonal time of the year when weather and holidays negatively impact industry activity. Also, given current market conditions and the possible impact lower oil and gas prices could have on our E&P clients’ financial condition, we will likely see lower pricing for our ceramic proppant.

“In the longer term, we are focused on maintaining a strong position in the ceramic proppant market, and expect new technology to drive more of our business. Bringing technology to the market, which increases the recoverable reserves of our clients’ wells, will play a significant role in CARBO maintaining its position as a leader in production enhancement.

“KRYPTOSPHERE HD, a high-performance ceramic proppant engineered to deliver exceptional conductivity and durability in the highest closure stress wells, is slated to be pumped in its first well during the fourth quarter of 2014. Additionally, there is the potential for more Gulf of Mexico operators to utilize KRYPTOSPHERE HD in 2015 as more wells will be ready for completion.

“The retrofit of an existing plant to produce 250 million pounds of KRYPTOSPHERE LD annually is still on schedule for completion by the end of the second quarter of 2015. KRYPTOSPHERE is a key technology that will set CARBO apart from its competitors in the ceramic proppant industry.

“We continue to be excited about our Production Assurance technology platform products we are developing. Initial test wells utilizing SCALEGUARD, a ceramic proppant infused with scale-inhibiting chemicals, have been very positive. As a result, we expect SCALEGUARD sales to increase over the coming quarters.

“Through investments in our distribution and logistics network over the last several quarters, we have enhanced our facilities and increased our storage capacity. We believe this will help differentiate our ceramic proppant business, as it is now better positioned to deal with logistical challenges in the industry.

CARBO Ceramics Third Quarter 2014 Earnings Release

October 30, 2014

“Construction on Millen Line 2 is proceeding, and we will continue to monitor market conditions with respect to the completion date.

“It is a priority to clearly show the value-add of our ceramic proppant over lower-conductivity proppant. While experimentation occurs frequently in the oil and gas industry, we will use production studies to continue to show the benefits of optimizing conductivity in today’s reservoirs to increase production and EURs,” concluded Mr. Kolstad.

Conference Call

As previously announced, a conference call to discuss the CARBO third quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://dpregister.com/10053373

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 7, 2014, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10053373. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

Production Enhancement

Our Production Enhancement businesses increase E&P Operators’ Production and EUR…by providing industry leading technology to Design, Build, and Optimize the FracTM.

Environmental Services

Our Environmental Services business protects E&P Operators’ assets, minimizes environmental risk, and lowers operating costs (LOE).

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$155,402	$201,477	$480,527	$502,879
Cost of sales	113,252	138,718	340,365	358,402

Gross profit	42,150	62,759	140,162	144,477
SG&A	18,087	18,578	53,960	51,069
Start-up costs	—	—	811	—
Loss (gain) on disposal or impairment of assets	5,055	(16)	4,864	(56)

Operating profit	19,008	44,197	80,527	93,464
Other income, net	48	202	342	527

Income before income taxes	19,056	44,399	80,869	93,991
Income taxes	5,312	14,251	25,680	29,960

Net income	$13,744	$30,148	$55,189	$64,031

Earnings per share:
Basic	$0.60	$1.31	$2.39	$2.77

Diluted	$0.60	$1.31	$2.39	$2.77

Average shares outstanding:
Basic	22,945	22,941	22,947	22,961

Diluted	22,945	22,941	22,947	22,961

Depreciation and amortization	$13,353	$11,752	$37,059	$35,146

Net Income and Earnings Per Share Reconciliation

	Three Months Ended September 30
	2014		2013
	(In thousands except per share data)
	Net Income	EPS	Net Income	EPS
Net Income	$13,744	$0.60	$30,148	$1.31
Inventory Adjustment (net of tax)	1,894	0.08	—	—
Asset Write Down (net of tax)	3,355	0.15	—	—

Adjusted Net Income	$18,993	$0.83	$30,148	$1.31

Balance Sheet Information

	September 30, 2014	December 31, 2013
	(In thousands)
Assets
Cash and cash equivalents	$30,104	$94,250
Other current assets	280,661	277,132
Property, plant and equipment, net	567,098	478,535
Goodwill	12,164	12,164
Intangible and other assets, net	19,490	16,870

Total assets	$909,517	$878,951

Liabilities and Shareholders’ Equity
Current liabilities	$68,997	$56,688
Deferred income taxes	56,132	53,676
Shareholders’ equity	784,388	768,587

Total liabilities and shareholders’ equity	$909,517	$878,951